UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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New York City REIT, Inc.

(Name of Registrant as Specified in Its Charter)

Comrit Investments 1, LP

Comrit Investments Ltd.

I.B.I. Investment House Ltd

Ziv Sapir

Sharon Stern

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Comrit Investments 1, LP, together with the other participants named herein (collectively, “Comrit”), intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of a highly qualified independent director nominee at the 2022 annual meeting of stockholders of New York City REIT, Inc., a Maryland corporation (the “Company”).

On January 4, 2022, Comrit issued the following press release and delivered the following letter to the stockholders of the Company.

Comrit Investments Sends Letter to New York City REIT Stockholders Regarding the Urgent Need for a Boardroom Change

Believes Adding an Independent Stockholder Representative to the Board at the 2022 Annual Meeting is Key to Addressing NYC REIT’s 86% Trading Price Discount Relative to NAV

Contends the Market Recognizes the Current Board has Been More Concerned with Compensating its External Advisor and Limiting Stockholders’ Rights Instead of Developing a Value-Enhancing Strategy

Urges Stockholders to Visit www.RebuildNYCREIT.com to Sign Up for Important Updates and Learn About Sharon Stern, Comrit’s Highly Qualified, Independent Director Candidate

NEW YORK & TEL AVIV, Israel—(BUSINESS WIRE)—Comrit Investments 1, LP (together with its affiliates, “Comrit” or “we”), a long-term stockholder of New York City REIT, Inc. (NYSE: NYC) (“NYC REIT” or the “Company”), today announced that it has issued the following letter to NYC REIT stockholders. Comrit recently nominated Sharon Stern, a highly qualified, independent director candidate with significant real estate investment experience, for election to the Company’s Board of Directors at the 2022 Annual Meeting of Stockholders. Stockholders can visit www.RebuildNYCREIT.com for additional information pertaining to our campaign and to sign up for important updates.

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January 4, 2022

Fellow Stockholders,

Comrit Investments 1, LP (together with its affiliates, “Comrit” or “we”) is a long-term stockholder of New York City REIT, Inc. (NYSE: NYC) (“NYC REIT” or the “Company”), which is why we believe our interests are squarely aligned with yours. We invested in NYC REIT because we believe the Company has an attractive portfolio of properties that can be a source of long-term growth and stock price appreciation. Unfortunately, rather than capitalize on the opportunities at hand, we contend that NYC REIT’s current Board of Directors (the “Board”) is riddled with conflicts of interest and, through an onerous advisory agreement, has awarded excessive compensation to the Company’s external advisor notwithstanding staggering underperformance. In our view, stockholder-driven change is urgently needed in the Company’s insular boardroom.

Fortunately, we see a clear remedy for numerous issues confronting NYC REIT today: install a highly qualified, independent director who is unhindered by legacy biases and conflicts of interest and who is laser-focused on unlocking value for stockholders. After thoroughly evaluating the Company’s capital structure, governance, portfolio management practices and strategy, we nominated Sharon Stern for election to NYC REIT’s Board. We believe Ms. Stern has the real estate investment and corporate governance expertise – as well as a strong track record of value creation – required to help restore credibility atop the Company. NYC REIT stockholders deserve fresh perspectives in the boardroom given that they have seen their shares depreciate by approximately 60% since NYC REIT publicly listed in August 2020.1

In the days following our nomination, leadership’s response to our significant concerns and Ms. Stern’s qualifications was to direct the Company’s lawyers to tell us that they intend to resist our efforts and oppose Ms. Stern’s candidacy. NYC REIT’s response to our good faith efforts to engage and discuss Ms. Stern’s credentials reinforces our view that adding an independent director – selected with input from stockholders – will help reset the Company’s entrenched boardroom culture. Any objective review of the current Board’s track record will show that the status quo cannot persist.

The Current Board Has Presided Over Negative Returns for Stockholders

In its New York Stock Exchange (“NYSE”) listing presentation, NYC REIT stated it would become the “leading pure-play publicly traded REIT focused on New York City real estate” under the guidance of its “experienced management team.”2 However, since choosing to publicly list in August 2020 rather than liquidate and return capital to stockholders, the Company has subjected its investors to stock price depreciation of approximately 60%. NYC REIT has also significantly lagged peers and relevant indices over every germane time horizon:

	15-Month TSR	1-Year TSR	6-Month TSR
FTSE NAREIT U.S. Real Estate Index	42.83%	35.95%	10.75%
Bloomberg REIT Small Cap Index	106.59%	77.27%	38.37%
Company Peer Average[3]	36.06%	6.05%	-18.07%
New York City REIT	-60.08%	-30.03%	-36.78%

Source: Bloomberg (TSR runs through 11/30/21, the day before Comrit publicly announced our nomination.)

Stockholders are painfully aware that a dollar invested in the Company a year ago is worth significantly less today. In our view, this underperformance stems from several key failures:

•

Staggering discount to net asset value (“NAV”) – Although publicly-listed real estate investment trusts often trade at modest discounts to their NAV, we believe there should be at least a credible plan to address the balance sheet erosion and the fact that NYC REIT’s stock trades at an approximate 86% discount to the Company’s own stated NAV.[4] This is an astounding discount that appears to indicate the market’s lack of trust in the current leadership team.

•	Significant losses – Under the current Board, NYC REIT has incurred significant losses. According to its fiscal year 2020 earnings results, the Company posted an operating loss of more

[1]	Stock price as of market close on August 18, 2020, the day NYC REIT began trading on the NYSE, to market close on November 30, 2021.
[2]	Company presentation dated August 13, 2020.
[3]

Company peers include Empire State Realty Trust, SL Green Realty Trust, Vornado Realty Trust and Paramount Group, Inc. Company peers were included in NYC REIT’s NYSE listing presentation dated August 13, 2020.

[4]

As of market close on November 30, 2021, NYC REIT’s stock price was $6.70 compared to a NAV of $49.23, which is the most recent NAV disclosed by the Company in a presentation filed with the SEC on August 13, 2020 (Form 8-K; Company presentation).

than $22.5 million. Comparably, NYC REIT’s peers earned an average of $68.9 million in operating income. While NYC REIT only generated approximately $62.9 million in revenue in 2020, its peers produced an average of $976 million in revenue over the same period.

•

Conflicting interests – In addition to holding the dual Chairman and Chief Executive Officer role at NYC REIT, Michael Weil is also the CEO of AR Global and the CEO of NYC REIT’s external advisor and property manager. We question how a fully engaged and truly independent Board could allow Mr. Weil to ink a generous advisory deal in favor of AR Global, which automatically renews for successive five-year terms and entitles the advisor to a $15 million+ early termination fee, at the expense of the Company’s stockholders. It does not seem like stockholders’ interests are being prioritized by the current Board.

•

Bloated expense structure – The current Board is wasting stockholders’ precious capital on egregious advisory agreements and operating expenses with its external advisors while investors have been forced to endure negative returns. Notably, NYC REIT has paid approximately $21.7 million in management fees and reimbursements to its external advisors and property manager, both owned by AR Global, since 2019.[5]

The Current Board Has Severely Limited Stockholders’ Rights

We believe NYC REIT’s troubling corporate governance demonstrates that the Board is more focused on protecting itself than unlocking value for investors. Beyond the Company’s terrible financial performance, we believe stockholders should be aware of the numerous anti-investor maneuvers that this Board has taken:

•

Classified board – NYC REIT has a classified or “staggered” Board, meaning each director is only up for election every three years as opposed to every year. This protects incumbent directors from annual scrutiny and makes it more difficult for stockholders to enact change.

•

Highly restrictive poison pill – NYC REIT’s unusual and suspect poison pill punishes stockholders for purchasing more than 4.9% of the Company’s stock in what we believe is a brazen attempt by the Board and management to maintain control of the Company and entrench themselves.

•

Poor governance policies – NYC REIT’s Board failed to establish a nominating and corporate governance committee or compensation committee until the Company decided to publicly list in August 2020 rather than liquidate and return capital to stockholders, leading us to question the Board’s commitment to fulfilling its obligations to its true owners. Additionally, the Board has placed limitations on stockholders’ ability to amend the Company’s bylaws.

•

Multiple attempts to erode stockholder rights – In 2016, the Board – which included Elizabeth K. Tuppeny, who is up for election at this year’s Annual Meeting of Stockholders (the “Annual Meeting”) – attempted on two different occasions to strip stockholders of essential rights. These included proposals that would eliminate the requirement that independent directors have prior real estate experience and would allow the Board to extend the Company’s agreement with AR Global for an indefinite period of time.[6]

[5]

In each of the years ended December 31, 2020 and 2019, the Company paid cash asset management fees of $6 million to its advisor and reimbursed its advisor for $3.6 million and $3.2 million, respectively, of professional fees and other reimbursements. In each of the years ended December 31, 2020 and 2019, the Company paid its property manager property management fees of $1.6 million and $1.3 million, respectively; NYC REIT 2021 Definitive Proxy Statement; Company filings.

[6]	Company’s 2016 definitive proxy statement.

It has become clear to us that true stockholder representation is desperately needed in the boardroom to instill accountability, help reverse the Company’s prolonged underperformance and ensure the interests of stockholders always remain paramount.

Comrit Believes Stockholders Have a Unique Opportunity to Improve NYC REIT’s Insular Board at the 2022 Annual Meeting of Stockholders

Our nominee, Ms. Stern, is a real estate investment and corporate governance expert with a strong track record of value creation. Since she joined the board of directors of Cedar Realty Trust, Inc. (NYSE: CDR), the company’s stock has appreciated approximately 40%.7 Ms. Stern possesses deep knowledge of the commercial real estate sector, having led organizations focused on the acquisition, development and management of multi-residential and commercial properties. We believe this experience, as well as her public company governance acumen, would make her an ideal director for NYC REIT’s Board.

In the coming weeks, we will share more information on why Ms. Stern can be an advocate for all stockholders in the boardroom and help unlock the significant value trapped within NYC REIT’s underperforming stock. We look forward to engaging with you.

Sincerely,

Ziv Sapir

Managing Partner

Comrit Investments 1, LP

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COMRIT IS COMMITTED TO BUILDING A BETTER NYC REIT FOR ALL STOCKHOLDERS. SIGN UP FOR UPDATES AT WWW.REBUILDNYCREIT.COM.

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About Comrit Investments

Comrit Investments 1, LP is an investment partnership that invests in income generating real estate through public non-traded real estate investment trusts. Founded in 2015 and based in Tel Aviv, Washington D.C. and New York City, Comrit is sponsored by I.B.I. Investment House Ltd. (TLV: IBI), an Israel-based market leader in alternative fund offerings. Comrit’s management team collectively has 30 years of experience investing across the U.S. real estate market.

[7]	Stock price as of market close on April 28, 2021, the day Cedar Realty Trust, Inc. (NYSE: CDR) announced Sharon Stern was joining its Board of Directors, to market close on November 30, 2021.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Comrit, together with the other participants named below, intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of a highly qualified director nominee at the 2022 annual meeting of stockholders of New York City REIT, Inc. (the “Company”).

COMRIT STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Comrit, Comrit Investments Ltd., I.B.I. Investment House Ltd., Ziv Sapir and Sharon Stern.

As of the date hereof, Comrit beneficially owns 267,520 shares of Class A Common Stock, par value $0.01 per share, of the Company (the “Class A Common Stock”). Comrit Investments Ltd., as the general partner of Comrit, may be deemed the beneficial owner of the 267,520 shares of Class A Common Stock owned by Comrit. I.B.I. Investment House Ltd, as the majority owner of Comrit Investments Ltd., may be deemed the beneficial owner of the 267,520 shares of Class A Common Stock owned by Comrit. Ziv Sapir, as the Managing Partner and CEO of Comrit, and as the CEO and minority owner of Comrit Investments Ltd., may be deemed the beneficial owner of the 267,520 shares of Class A Common Stock owned by Comrit. As of the date hereof, Ms. Stern does not own any securities of the Company.

Contacts

For Investors:

Saratoga Proxy Consulting LLC

John Ferguson / Joe Mills, 212-257-1311

jferguson@saratogaproxy.com / jmills@saratogaproxy.com

For Media:

Longacre Square Partners

Charlotte Kiaie / Bela Kirpalani, 646-386-0091

ckiaie@longacresquare.com / bkirpalani@longacresquare.com

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